Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to  the  references  to  our  firm  under  the captions  "Financial
Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our reports, dated December 23, 2011, on the financial statements and financial highlights of Pioneer Multi-Asset
Real Return Fund included in the Annual Report to Shareowners for the year ended October 31, 2011 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-138560) of Pioneer Series Trust VI.


							/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 2012